February 2, 2000
Stewart Garner, President
Playandwin, Inc.
155 University Avenue
Suite 501
Toronto, Ontario
Canada M5H3B7
                                   Fax: 416-368-3870
Dear Mr. Garner:
This letter will confirm your agreement to retain our firm, Private Capital Group, Inc. ("PCG"), on a non-exclusive and "best efforts basis", as a consultant to introduce your company, Playandwin, Inc. ("WIN"), may complete a capital transaction, ("Transaction"). A Transaction may include a merger of your firm of your firm with another company or an acquisition, in which your firm is either acquired or is the acquirer, or a funding in which WIN obtains equity of debt capital. For this introduction for our facilitation of a satisfactory Transaction, PCG is to receive a cash finder's fee equal to Seven Percent (7%) of all monies received by you as consideration for these efforts. Such a fee arrangement would apply to the total Transaction due for a merger, acquisition or an equity investment. Any follow-up investment made by an investor identified by PCG, directly or indirectly, within twenty-four months from initial funding shall be subject to a three percent (3%) finder's fee.
WIN will also issue warrants to PCG, or its designee, equal to five Percent (5%) of the total amount of transaction value or of funds raised. Such warrants will have an exercise price of Transaction terms which shall have not less than a life of five
(5) years from the date of issuance. The warrants will have the same registration rights as the warrants issued to an underwriter in an IPO. This fee is in consideration for these efforts. Any follow-up investment made by an investor or institution identified by PCG, directly or indirectly, within twenty-four months from initial funding shall be subject to the same fees. All finders' fees shall be due and payable in full by WIN after closing and funding of any Transaction. Fees will be payable to our firm or assigns. If any fees that are due and payable to PCG are not paid at the Transaction closing and funding, then WIN will pay all PCG's costs of collection and related our-of-pocket expenses. We understand that WIN shall be under no obligation to accept a merger acquisition, financing or investment from anyone unless such terms are satisfactory to WIN.
WIN specifically authorizes PCG to deliver a copy of this agreement to lender investor and authorizes lender/investor to deduct fee due PCG directly from the first proceeds of the funding and pay said sum directly to PCG.
If this agreement meets with your approval, please acknowledge by signing below and delivering a copy to me, so that we may immediately begin our efforts. I want to thank you for this opportunity to work with you. I will look forward to a successful relationship.
Sincerely,


/s/ Donald G. Huggins, Jr.
Donald G. Huggins, Jr. President
Accepted and agreed to this 2 day of February, 2000
/s/ Stewart Garner
Stewart Garner, President